UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2002

AMERICA ONLINE LATIN AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31181	65-0963212

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 N. Andrews Avenue, Suite 400, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 689-3000

Item 5. Other Events and Regulation FD Disclosure.

On July 29, 2002, America Online Latin America, Inc. (the “Registrant”) received a letter from Nasdaq stating that its class A common stock did not comply with the $35 million market capitalization requirement for continued listing on the Nasdaq SmallCap Market (Marketplace Rule 4310(c)(2)(B)(ii)). In order for the Registrant’s class A common stock to continue to be listed on the Nasdaq SmallCap Market, the market value of the class A common stock must be $35 million or more for a minimum of 10 consecutive business days on or before August 28, 2002. If the Registrant does not comply with this requirement by August 28, 2002, it intends to request a hearing before a Nasdaq Listing Qualification Panel to appeal this issue.

The Registrant also received a separate letter from Nasdaq stating that its class A common stock is not in compliance with the minimum bid price requirement for continued listing on the Nasdaq SmallCap Market (Marketplace Rule 4310(c)(4)). In order for the class A common stock to continue to be listed on the Nasdaq SmallCap Market, the closing bid price of the class A common stock must be $1.00 or more for a minimum of 10 consecutive business days on or before January 13, 2003. If the Registrant does not comply with this requirement by January 13, 2003, it intends to request a hearing before a Nasdaq Listing Qualification Panel to appeal this issue.

The Registrant’s statements that it intends to request hearings before a Nasdaq Listing Qualification Panel are forward looking, are based on the Registrant’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially. Such factors and uncertainties include that the Registrant may elect not to request hearings with the Nasdaq Listing Qualifications Panel, which would result in the immediate delisting of its class A common stock, or may not prevail at these hearings. Forward-looking statements speak only as of the date they are made, and the Registrant undertakes no duty or obligation to update any forward-looking statements in light of new information or future events.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America Online Latin America, Inc. (Registrant)

Date: July 30, 2002	/s/ Charles M. Herington

Charles M. Herington President and Chief Executive Officer

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